UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 6, 2022

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

7800 Shoal Creek Boulevard, Suite 230-S, Austin, Texas	78757
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.
On July 6, 2022, Phunware, Inc. (the "Company", "we", "us" or "our") entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Streeterville Capital, LLC (the "Investor") and consummated the sale to such Investor of an unsecured Promissory Note (the "Note") with an original principal amount of $12,808,672 in a private placement (the "Private Placement") that closed on July 6, 2022.
The Note was sold with an original issue discount of $491,872 and we agreed to pay $20,000 to the Investor to cover the Investor's transaction costs. Joseph Gunner & Co., LLC was engaged as the sole placement agent for the offering of the Note and received a placement agent fee of $491,872 at the closing of the Private Placement, representing 4% of the gross cash proceeds at the closing. After deducting an additional $10,000 in placement agent transaction fees paid by us at closing, net cash proceeds to the Company were $11,794,928.
No interest will accrue on the Note unless and until the occurrence of an Event of Default, as defined in the Note. In such case, interest would accrue on the outstanding balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) or the maximum rate permitted under applicable law. Upon the occurrence of an Event of Default, the Investor will also have the right to increase the balance of the Note by 15% for major defaults and 5% for minor defaults (defined as Trigger Events in the Note).
Beginning on November 1, 2022 and on the same day of each month thereafter until the Note is paid in full, we are required to make a monthly amortization payments to the Investor in the amount of $1,565,504.36 (the "Monthly Payments"). The Monthly Payments are considered prepayments hereunder and subject to the Prepayment Premium, as defined below.
We may prepay any or all of the outstanding balance earlier than it is due, provided that the Company will pay the Investor 110% of the portion of the outstanding balance we elect to prepay (the "Prepayment Premium").
We have the right to defer any Monthly Payment by one month up to twelve times so long as the Payment Deferral Conditions, as defined in the Note, are satisfied. In the event we exercise the Deferral Right, as defined in the Note, for any given month: (i) the outstanding balance will automatically increase by 1.85%; (ii) we will not be obligated to make the Monthly Payment for such month; and (iii) the maturity date will be extended for one month.
The foregoing is only a summary of the material terms of the Note Purchase Agreement and the Note, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Furthermore, the foregoing is qualified in its entirety by reference to such documents, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03 to the extent required.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Note Purchase Agreement dated July 1, 2022, between Phunware, Inc. and Streeterville Capital, LLC
10.2	Promissory Note dated July 1, 2022, between Phunware, Inc. and Streeterville Capital, LLC
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2022	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer